         Exhibit 99.1

    Explanatory Note

 On November 28, 2003, pursuant to a certain Merger and Reorganization
Agreement ("Reorganization Agreement") dated as of November 26, 2003, among other mergers, Nexstar Broadcasting Group, Inc. ("Group Inc.") and Nexstar Broadcasting
Group, LLC ("Nexstar LLC") merged together with the surviving entity being Group Inc.
Pursuant to the Reorganization Agreement holders of the various classes of membership interests of Nexstar LLC received Class A, B or C, as applicable, common stock of
Group Inc. in exchange for their respective Nexstar LLC membership interests.  The
Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis at the election of ABRY Broadcast Partners III, L.P. ("ABRY III") at any time.
Within the two business days after November 28, 2003, ABRY III filed a Form 3 to reflect the above transaction and beneficial ownership of Group Inc. stock.

 This amendment to Form 3 is filed to include 3,490,883 shares of Class A
Common Stock of Group Inc. which were issued by Group Inc. and received by ABRY
III in January 2004 pursuant to a certain Reorganization Agreement ("Quorum Reorg
Agreement") dated as of September 12, 2003 and amended on November 5, 2003.  At the time of Group Inc.'s initial public offering, the Class A Common Stock that were to be issued pursuant to the Quorum Reorg Agreement should have been disclosed, and thus, is hereby included on the Form 3 by this amendment.